Statement showing the amount of the single insured bond which each Fund would have provided and maintained had it not been named as an insured under the joint insured bond

Sentinel Group Funds, Inc.

Growth Leaders Fund	$ 200,000
Short Maturity Government Fund	600,000
High Yield Bond Fund	450,000
Conservative Allocation Fund	400,000
Government Securities Fund	750,000
International Equity Fund	600,000
U.S. Treasury Money Market Fund	400,000
Mid Cap Growth Fund	600,000
Small Company Fund	1,500,000
Balanced Fund	750,000
Common Stock Fund	1,250,000
Capital Growth	525,000
Mid Cap Value	525,000
Georgia Municipal Bond	350,000

Sentinel Variable Products Trust

Small Company Fund	400,000
Money Market Fund	250,000
Mid Cap Growth Fund	250,000
Common Stock Fund	450,000
Balanced Fund	250,000
Bond Fund	250,000

Sum	$ 10,750,000